CERTIFICATE OF DESIGNATION OF
POWERS, PREFERENCES AND RIGHTS OF
SERIES B ADJUSTABLE RATE CUMULATIVE PREFERRED STOCK OF
FHP INTERNATIONAL CORPORATION

          FHP International Corporation, a Delaware corporation (the "Company"), pursuant to Section 151 of the General Corporation Law of the State of Delaware does hereby make this Certificate of Designation of Powers, Preferences and Rights (this "Certificate of Designation") and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Company (the "Board") by the Restated Certificate of Incorporation of the Company (the "Restated Certificate of Incorporation"), the Board duly adopted the following resolutions:

          WHEREAS, the Board has previously authorized the issuance of a series of preferred stock consisting of 22,000,000 shares designated as "Series A Cumulative Convertible Preferred
Stock"; and

          WHEREAS, the Board now desires to fix the powers, preferences and rights of a second series of preferred stock;

          RESOLVED, that pursuant to Article IV of the Restated Certificate of Incorporation (which authorizes 40,000,000 shares of preferred stock, $0.05 par value per share), the Board hereby fixes the designation, powers and preferences, and the relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of a series of preferred stock designated as "Series B Adjustable Rate Cumulative Preferred Stock."

          RESOLVED, that each share of this series of preferred stock shall rank equally in all respects and shall be subject to the following provisions:

          SECTION 1. Designation, Rank. This series of preferred stock shall be designated the "Series B Adjustable Rate Cumulative Preferred Stock," with a par value of $0.05 per share (the "Series B Preferred Stock"). The Series B Preferred Stock will rank, with respect to dividend rights and rights on liquidation, winding-up and dissolution, (i) senior to all classes of common stock of the Company, as they exist on the date hereof or as such stock may be constituted from time to time (the "Common Stock"), and each other class of capital stock or series of preferred stock established by the Board to the extent the terms of such stock do not expressly provide that it ranks senior to or on a parity with the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, together with the Common Stock, the "Junior Securities"); (ii) on a parity with the Series A Cumulative Convertible Preferred Stock and with each other class of capital stock or series of preferred stock issued by the Company established by the Board to the extent the terms of such stock expressly provide that it will rank on a parity with the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, the "Parity Securities"); and (iii) junior to each other class of capital stock or series of preferred stock established by the Board to the extent the terms of such stock expressly provide that it will rank senior to the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, the "Senior Securities").

          SECTION 2. Authorized Number. The authorized number of shares constituting the Series B Preferred Stock shall be 15,500,000 shares.

          SECTION 3.  Dividends.

          (a) Dividend Periods and Rates. Holders of Series B Preferred Stock will be entitled to receive, when, as and if declared by the Board out of funds of the Company legally available therefor, cash dividends payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing September 15, 1994 (each a "Dividend Payment Date"). Dividends will be payable at a per annum rate (calculated as a percentage of Stated Value) equal to (i) 93.0% of the Thirty-Year Constant Maturity Rate (as hereinafter defined) for the dividend period ending September 15, 1994 and (ii) the Applicable Rate (as defined in subsection (c) below) in effect from time to time for each subsequent dividend period. Each dividend will be payable to holders of record as they appear on the books of the Company at the close of business on a record date, not more than 60 nor less than 15 days before the related Dividend Payment Date, fixed by the Board. Dividends will be cumulative from the date of original issuance of the Series B Preferred Stock. Dividends for each full dividend period will be computed by dividing the per annum dividend rate by four. Dividends payable for any period less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Series B Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any accrued and unpaid dividends.

          (b) Priority. No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities (except dividends on Parity Securities paid in shares of Junior Securities) for any period unless full cumulative dividends to be paid hereunder prior to the date thereof shall have been paid or set apart for such payment on the Series B Preferred Stock. If full dividends are not so paid, the Series B Preferred Stock shall share dividends pro rata with the Parity Securities according to the amount of dividends due and payable with respect to each. No dividends may be paid or set apart for such payment on Junior Securities (except dividends on Junior Securities paid in additional shares of Junior Securities) and no Series B Preferred Stock, Parity Securities or Junior Securities may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, nor shall the Company permit any corporation or entity directly or indirectly controlled by the Company to purchase any Series B Preferred Stock, Parity Securities or Junior Securities, if full cumulative dividends to be paid hereunder prior to the date thereof have not been paid on the Series B Preferred Stock. Notwithstanding the foregoing, the Company may (i) make redemptions, purchases or other acquisitions of Series B Preferred Stock, Parity Securities or Junior Securities payable in Junior Securities or repurchases of Series B Preferred Stock, Parity Securities or Junior Securities in the ordinary course of business pursuant to the terms of any current or future employee stock incentive plan or similar plan adopted by the Board and
(ii) make, pursuant to that certain Rights Agreement (the "Rights Agreement"), dated as of June 8, 1990, between the Company and American Stock Transfer and Trust Company, redemptions of Rights (as defined in the Rights Agreement) distributed pursuant to the Rights Agreement.

          (c) Applicable Rate. Except as provided below in this subsection (c), the "Applicable Rate" for any dividend period shall be a per annum rate equal to the product of (A) the highest of the Treasury Bill Rate (as defined in subsection (i) below), the Ten-Year Constant Maturity Rate (as defined in subsection
(ii) below) and the Thirty-Year Constant Maturity Rate (as defined in subsection (iii) below) for such dividend period, multiplied by (B) 93.0%. In the event that the Company determines in good faith that for any reason one or more of the rates described in clause (A) of the preceding sentence cannot be determined for any dividend period, then the Applicable Rate for such dividend period shall be the product of (x) the higher of whichever of such rates can be determined, multiplied by (y) 93.0%; provided, that in the event that the Company determines in good faith that for any reason none of such rates can be determined for any dividend period, then the Applicable Rate for such dividend period shall be the Applicable Rate in effect for the preceding dividend period. In no event shall the Applicable Rate for any dividend period be less than 5% per annum or greater than 11% per annum.

               (i)   Except as provided below in this subsection
     (i), the "Treasury Bill Rate" for any dividend period will be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate shall be published during the relevant Calendar Period (as defined in subsection (e) below)) for three-month U.S. Treasury bills, as published weekly by the Federal Reserve Board during the Calendar Period immediately prior to the ten calendar days immediately preceding the Dividend Payment Date prior to the dividend period for which the Applicable Rate is being determined. In the event that the Federal Reserve Board does not publish a weekly per annum market discount rate during such Calendar Period, then the Treasury Bill Rate for the related dividend period shall be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate shall be published during such Calendar Period) for three-month U.S. Treasury bills, as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that a weekly per annum market discount rate for three-month U.S. Treasury bills shall not be published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Treasury Bill Rate for the related dividend period shall be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate shall be published during such Calendar Period) for all U.S. Treasury bills then having maturities of not less than 80 nor more than 100 days, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board shall not publish such rates, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that the Company determines in good faith that for any reason no such U.S. Treasury bill rates are published during such Calendar Period or that the Company cannot determine the Treasury Bill Rate for any dividend period as provided above in this subsection, then the Treasury Bill Rate for such dividend period shall be the arithmetic average of the per annum market discount rates, based upon the closing bids during such Calendar Period, for each of the issues of marketable interest bearing U.S. Treasury securities with a maturity of not less than 80 nor more than 100 days from the date of each such quotation, as quoted daily for each business day in New York City (or less frequently if daily quotations shall not be generally available) to the Company by at least three recognized U.S. Government securities dealers selected by the Company.

               (ii)  Except as provided below in this subsection
     (ii), the "Ten-Year Constant Maturity Rate" for any dividend period shall be the arithmetic average of the two most recent weekly per annum Ten-Year Average Yields (or the one weekly per annum Ten-Year Average Yield, if only one such Ten-Year Average Yield shall be published during the relevant Calendar Period), as published weekly by the Federal Reserve Board during the Calendar Period immediately prior to the ten calendar days immediately preceding the Dividend Payment Date prior to the dividend period for which the Applicable Rate is being determined. In the event that the Federal Reserve Board does not publish such a weekly per annum Ten-Year Average Yield during such Calendar Period, then the Ten-Year Constant Maturity Rate for the related dividend period shall be the arithmetic average of the two most recent weekly per annum Ten-Year Average Yields (or the one weekly per annum Ten-Year Average Yield, if only one such Ten-Year Average Yield shall be published during such Calendar Period), as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that a weekly per annum Ten-Year Average Yield shall not be published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Ten-Year Constant Maturity Rate for the related dividend period shall be the arithmetic average of the two most recent weekly per annum average yields to maturity (or the one weekly average yield to maturity, if only one such yield shall be published during such Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities (as defined in subsection (e) below)) then having maturities of not less than eight nor more than twelve years, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board shall not publish such yields, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that the Company determines in good faith that for any reason it cannot determine the Ten-Year Constant Maturity Rate for any dividend period as provided above in this subsection, then the Ten-Year Constant Maturity Rate for such dividend period shall be the arithmetic average of the per annum average yields to maturity, based upon the closing bids during such Calendar Period, for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) with a final maturity date not less than eight nor more than twelve years from the date of each such quotation, as quoted daily for each business day in New York City (or less frequently if daily quotations shall not be generally available) to the Company by at least three recognized U.S. Government securities dealers selected by the Company.

               (iii)      Except as provided below in this
     subsection (iii), the "Thirty-Year Constant Maturity Rate" for any dividend period shall be the arithmetic average of the two most recent weekly per annum Thirty-Year Average Yields (or the one weekly per annum Thirty-Year Average Yield, if only one such Thirty-Year Average Yield shall be published during the relevant Calendar Period), as published weekly by the Federal Reserve Board during the Calendar Period immediately prior to the ten calendar days immediately preceding the Dividend Payment Date prior to the dividend period for which the Applicable Rate is being determined. In the event that the Federal Reserve Board does not publish such a weekly per annum Thirty-Year Average Yield during such Calendar Period, then the Thirty-Year Constant Maturity Rate for the related dividend period shall be the arithmetic average of the two most recent weekly per annum Thirty-Year Average Yields (or the one weekly per annum Thirty-Year Average Yield, if only one such Thirty-Year Average Yield shall be published during such Calendar Period), as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that a weekly per annum Thirty-Year Average Yield shall not be published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Thirty-Year Constant Maturity Rate for the related dividend period shall be the arithmetic average of the two most recent weekly per annum average yields to maturity (or the one weekly per annum average yield to maturity, if only one such yield shall be published during such Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) than having maturities of not less than twenty-eight nor more than thirty years, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board shall not publish such yields, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that per annum average yields to maturity for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) then having maturities of not less than twenty-eight nor more than thirty years shall not be published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Thirty-Year Constant Maturity Rate for the related dividend period shall be determined in the manner specified in the preceding sentence based upon all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) then having maturities of not less than twenty-five years or, in their absence, twenty years. In the event that the Company determines in good faith that for any reason it cannot determine the Thirty-Year Constant Maturity Rate for any dividend period as provided above in this subsection, then the Thirty-Year Constant Maturity Rate for such dividend period shall be the arithmetic average of the per annum average yields to maturity based upon the closing bids during such Calendar Period for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) with a final maturity date not less than twenty-eight nor more than thirty years (or, in their absence, with a final maturity date not less than twenty-five years or, in their absence, twenty years) from the date of each such quotation, as quoted daily for each business day in New York City (or less frequently if daily quotations shall not be generally available) to the Company by at least three recognized U.S. Government securities dealers selected by the Company.

          The Treasury Bill Rate, the Ten-Year Constant Maturity
Rate and the Thirty-Year Constant Maturity Rate shall each be rounded to the nearest one-hundredth of a percentage point.

          (d) Confirmation and Publication of Applicable Rate. The Applicable Rate with respect to each dividend period will be calculated as promptly as practicable by the Company according to the appropriate method described above. The mathematical accuracy of each such calculation will be confirmed in writing by independent accountants of recognized standing. Except for the dividend rate for the initial dividend period, the Company will cause each dividend rate to be published in a newspaper of general circulation in New York City prior to the commencement of the new dividend period to which it applies and will cause notice of such Applicable Rate to be enclosed with the dividend payment next mailed to the holders of Series B Preferred Stock.

          (e) Definitions. As used in this Section, the term "Calendar Period" means a period of fourteen consecutive calendar days; the term "Special Securities" means securities (i) which can, at the option of the holder, be surrendered at face value in payment of any Federal estate tax or (ii) which provide tax benefits to the holder and are priced to reflect such tax benefits or which were originally issued at a deep or substantial discount; the term "Ten-Year Average Yield" means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years); and the term "Thirty-Year Average Yield" means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of thirty years).

          SECTION 4. Liquidation Rights. The Stated Value of each share of Series B Preferred Stock shall be $25.00. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, after satisfaction of the claims of creditors and before any payment or distribution of assets is made on any Junior Securities, including, without limitation, the Common Stock, (i) the holders of Series B Preferred Stock shall receive a liquidation preference equal to the Stated Value of their shares, and shall be entitled to receive an amount equal to all accrued and unpaid dividends through the date of distribution (whether or not declared), and (ii) the holders of any Parity Securities shall be entitled to receive an amount equal to the full respective liquidation preferences (including any premium) to which they are entitled and shall receive an amount equal to all accrued and unpaid dividends with respect to their respective shares through and including the date of distribution (whether or not declared). If, upon such a voluntary or involuntary liquidation, dissolution or winding-up of the Company, the assets of the Company are insufficient to pay in full the amounts described above as payable with respect to the Series B Preferred Stock and any Parity Securities, the holders of the Series B Preferred Stock and such Parity Securities will share ratably in any distribution of assets of the Company, first in proportion to their respective liquidation preferences until such preferences are paid in full, and then in proportion to their respective amounts of accrued but unpaid dividends. After payment of any such liquidation preference and accrued but unpaid dividends, the Series B Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither the sale or transfer of all or any part of the assets of the Company, nor the merger or consolidation of the Company into or with any other corporation or a merger of any other corporation with or into the Company, will be deemed to be a liquidation, dissolution or winding-up of the Company.

          SECTION 5.  Voting Rights.

          (a) Except as provided below, as may be required by Delaware law or provided by the resolution creating any other series of preferred stock, the holders of Series B Preferred Stock will not be entitled to vote. So long as any shares of Series B Preferred Stock are outstanding, the vote or consent of the holders of 66-2/3% of the outstanding shares of Series B Preferred Stock, voting together as a single class, shall be necessary to (i) increase or decrease the par value of the shares of Series B Preferred Stock or (ii) alter or change the powers, preferences, or special rights of the shares of Series B Preferred Stock so as to affect them adversely or (iii) authorize or issue any additional class or series of Parity Securities (other than the Series A Cumulative Convertible Preferred Stock) or Senior Securities, or any security convertible into Parity Securities or Senior Securities.

          (b)  (i)   In the event that any accrued dividends
     (whether or not declared) on the Series B Preferred Stock shall not have been paid in an aggregate amount equal to or greater than six quarterly dividends, the maximum authorized number of directors of the Company will be automatically increased by two, and holders of Series B Preferred Stock shall be entitled to vote their shares of Series B Preferred Stock, together with the holders of any Parity Securities upon which like voting rights have been conferred and are exercisable (the "Voting Parity Securities"), in accordance with the procedures set forth below, to elect, as a class, an additional two directors. So long as any shares of Series B Preferred Stock shall be outstanding, the holders of Series B Preferred Stock shall retain the right to vote and elect, with the holders of such Voting Parity Securities, as a class, two directors until all accrued but unpaid dividends on the Series B Preferred Stock are paid in full or declared and set aside for payment. The period during which holders of Series B Preferred Stock retain such right is referred to as a "Default Period".

               (ii) So long as any shares of Series B Preferred Stock shall be outstanding, during any Default Period, the voting right described in subsection (i) above may be exercised initially at a special meeting called pursuant to subsection (iii) below or at any annual meeting of stockholders. The absence of a quorum of holders of Common Stock (or any class thereof) shall not affect the exercise of such voting rights by the holders of Series B Preferred Stock and Voting Parity Securities. Holders of Series B Preferred Stock and Voting Parity Securities shall be entitled, as among the class of holders of Series B Preferred Stock and Voting Parity Securities, to one vote for each $25.00 of liquidation preference represented by the shares so held.

               (iii) Unless the holders of Series B Preferred Stock and Voting Parity Securities, if any are then outstanding, have, during an existing Default Period, previously exercised their right to elect directors, the Board may, and upon the request of the holders of record of not less than 10% of the aggregate liquidation preference of Series B Preferred Stock and Voting Parity Securities, the Board shall, order the calling of a special meeting of holders of Series B Preferred Stock and Voting Parity Securities, if any are then outstanding, which meeting shall thereupon be called by the President, a Vice President or the Secretary of the Company. Notice of such meeting and of any annual meeting at which holders of Series B Preferred Stock and Voting Parity Securities are entitled to vote pursuant to this subsection (iii) shall be given to each holder of record of Series B Preferred Stock by mailing a copy of such notice to such holder at such holder's last address as it appears on the books of the Company. Such meeting shall be called for a date not later than 90 days after such order or request, or, in default of the calling of such meeting within 90 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than 10% of the aggregate liquidation preference of Series B Preferred Stock and Voting Parity Securities. Notwithstanding the provisions of this subsection (iii), the Company shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of stockholders of the Company, at which meeting such newly created directorships shall be filled by vote of the holders of Series B Preferred Stock and Voting Parity Securities.

               (iv) During any Default Period, the holders of Common Stock, and other classes of stock of the Company, if applicable, shall continue to be entitled to elect all of the directors unless and until the holders of Series B Preferred Stock and Voting Parity Securities shall have exercised their right to elect two directors voting as a class. After the exercise of this right (x) the directors so elected by the holders of Series B Preferred Stock and Voting Parity Securities shall continue in office until the earlier of (A) such time as their successors shall have been elected by such holders and (B) the expiration of the Default Period, and (y) any vacancy in the Board with respect to a directorship to be elected pursuant to this Section by the holders of Series B Preferred Stock and Voting Parity Securities may be filled by vote of the remaining director previously elected by such holders. References in this subsection (b) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

               (v) Immediately upon the expiration of a Default Period, (x) the right of the holders of Series B Preferred Stock to elect directors pursuant to this Section shall cease, (y) the term of any directors elected by the holders of Series B Preferred Stock and Voting Parity Securities pursuant to this Section shall terminate, and (z) the number of directors shall be such number as may be provided for in the Restated Certificate of Incorporation or bylaws irrespective of any increase made pursuant to subsection (i) of this subsection (b) (such number being subject, however, to subsequent change in any manner provided by law or in the Restated Certificate of Incorporation or bylaws).

          SECTION 6. Optional Redemption. On or after March 17, 1995, the Company may, at its option, redeem all or any part of the shares of Series B Preferred Stock, out of funds legally available therefor, on any Dividend Payment Date upon giving a notice of redemption as set forth below, at the Stated Value thereof plus an amount equal to accrued and unpaid dividends, if any (whether or not declared), up to but excluding the Dividend Payment Date fixed for redemption.

          If fewer than all of the outstanding shares of the Series B Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board in good faith and the shares to be redeemed will be determined pro rata as nearly as practicable, or by such other method as the Board may determine to be fair and appropriate. Series B Preferred Stock may not be redeemed unless full cumulative dividends have been paid on the Series B Preferred Stock for all past dividend periods.

          Notice of redemption of Series B Preferred Stock will be given by (i) first-class mail, not less than 15 nor more than 45 days prior to the date fixed for redemption thereof, to each record holder of shares of Series B Preferred Stock to be redeemed at the address of such holder in the books of the Company and (ii) publication in the Wall Street Journal. On the date such notices are mailed, the Company shall issue a press release announcing the redemption. The mailed and published notice shall state, as appropriate: (1) the redemption date and record date for purposes of such redemption; (2) the number of shares of Series B Preferred Stock to be redeemed and, if fewer than all shares of Series B Preferred Stock held by any holder are to be redeemed, the number of shares to be redeemed from such holder; (3) the place or places at which certificates for such shares are to be surrendered; (4) the then current redemption price; and (5) that dividends on the Series B Preferred Stock to be redeemed shall cease to accrue on such redemption date, except as otherwise provided herein. If a notice of redemption has been given, from and after the specified redemption date (unless the Company defaults in making payment of the redemption price), dividends on the Series B Preferred Stock so called for redemption will cease to accrue, such shares will no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive the redemption price and any dividend due on a Dividend Payment Date after the redemption date relating to a dividend record date prior to such redemption date) will cease.

          SECTION 7. Status of Reacquired Shares. If shares of Series B Preferred Stock are redeemed pursuant to Section 6 hereof, the shares so redeemed shall, upon compliance with any statutory requirements, assume the status of authorized but unissued shares of preferred stock of the Company, but may not be reissued as Series B Preferred Stock.

          SECTION 8.  Preemptive Rights.  The Series B Preferred
Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Company.

          SECTION 9. Notices. Except as otherwise provided herein, all notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by and when sent by telex or telecopier (with receipt confirmed), provided a copy is also sent by express (overnight, if possible) courier, addressed (i) in the case of a holder of Series B Preferred Stock, to such holder's address as it appears on the books of the Company, and (ii) in the case of the Company, to the Company's principal executive offices to the attention of the Company's President.

          SECTION 10. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.
If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

          IN WITNESS WHEREOF, FHP International Corporation has caused this Certificate of Designation to be duly executed by its duly authorized officer and attested by its Secretary this 17th day of June, 1994.

                          FHP INTERNATIONAL CORPORATION


                          By:  Westcott W. Price III
                               Name:   Westcott W. Price III
                               Title:  President

ATTEST:

Michael J. Weinstock
Name:   Michael J. Weinstock
Title:  Secretary